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                                                                   EXHIBIT 10.20



                            ASSET PURCHASE AGREEMENT

                                      AMONG

                        LEAP WIRELESS INTERNATIONAL, INC.

                                       AND

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.,

                       ANTHONY CHASE, AND RICHARD McDUGALD

                          DATED AS OF DECEMBER 24, 1998


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                                TABLE OF CONTENTS


1.      DEFINITIONS.........................................................................   1


2.      PURCHASE AND SALE OF TARGET SHARES, LICENSEE SHARES AND OTHER ASSETS................   8

        (A)    BASIC TRANSACTION............................................................   8
        (B)    PURCHASE PRICE...............................................................   9
        (C)    THE CLOSING..................................................................   9
        (D)    DELIVERIES AT THE CLOSING....................................................   9

3.      REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION...........................   9

        (A)    REPRESENTATIONS AND WARRANTIES OF THE SELLER, CHASE AND MCDUGALD.............   9
        (B)    REPRESENTATIONS AND WARRANTIES OF THE BUYER..................................  11

4.      REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET AND ITS SUBSIDIARIES...........  12

        (A)    ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.............................  12
        (B)    CAPITALIZATION...............................................................  13
        (C)    NONCONTRAVENTION.............................................................  13
        (D)    BROKERS' FEES................................................................  13
        (E)    TITLE TO ASSETS..............................................................  13
        (F)    SUBSIDIARIES.................................................................  14
        (G)    FINANCIAL STATEMENTS.........................................................  14
        (H)    EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END.............................  14
        (I)    UNDISCLOSED LIABILITIES......................................................  16
        (J)    LEGAL COMPLIANCE.............................................................  17
        (K)    TAX MATTERS..................................................................  17
        (L)    REAL PROPERTY................................................................  20
        (M)    INTELLECTUAL PROPERTY........................................................  21
        (N)    TANGIBLE ASSETS..............................................................  23
        (O)    INVENTORY....................................................................  22
        (P)    CONTRACTS....................................................................  22
        (Q)    POWERS OF ATTORNEY...........................................................  24
        (R)    INSURANCE....................................................................  24
        (S)    LITIGATION...................................................................  25
        (T)    PRODUCT WARRANTY.............................................................  25
        (U)    EMPLOYEES....................................................................  25
        (V)    EMPLOYEE BENEFITS............................................................  25
        (W)    GUARANTIES...................................................................  27
        (X)    ENVIRONMENT, HEALTH, AND SAFETY..............................................  27
        (Y)    CERTAIN BUSINESS RELATIONSHIPS WITH THE TARGET AND ITS SUBSIDIARIES..........  28
        (z)    FCC Matters..................................................................  28
        (AA)   DISCLOSURE...................................................................  29

5.      PRE-CLOSING COVENANTS...............................................................  29

        (A)    GENERAL......................................................................  29
        (B)    NOTICES AND CONSENTS.........................................................  29
        (C)    OPERATION OF BUSINESS........................................................  30
        (D)    PRESERVATION OF BUSINESS.....................................................  31


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
        (E)    FULL ACCESS..................................................................  31
        (F)    NOTICE OF DEVELOPMENTS.......................................................  31
        (G)    EXCLUSIVITY..................................................................  31
        (H)    CERTAIN DELIVERIES...........................................................  32

6.      POST-CLOSING COVENANTS..............................................................  33

        (A)    GENERAL......................................................................  33
        (B)    LITIGATION SUPPORT...........................................................  33
        (C)    TRANSITION...................................................................  33
        (D)    CONFIDENTIALITY..............................................................  33
        (E)    COVENANT NOT TO COMPETE......................................................  34
        (F)    WARRANTS.....................................................................  34
        (G)    CONTINUATION OF SELLER.......................................................  35
        (H)    CERTAIN MATTERS RELATING TO THE EARNOUT......................................  35
        (I)    DISTRIBUTION OF PROCEEDS.....................................................  37

7.      CONDITIONS TO OBLIGATION TO CLOSE...................................................  37

        (A)    CONDITIONS TO OBLIGATION OF THE BUYER........................................  37
        (B)    CONDITIONS TO OBLIGATION OF THE SELLER.......................................  39

8.      REMEDIES FOR BREACHES OF THIS AGREEMENT.............................................  40

        (A)    SURVIVAL OF REPRESENTATIONS AND WARRANTIES...................................  40
        (B)    INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER..........................  40
        (C)    INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER.........................  42
        (D)    MATTERS INVOLVING THIRD PARTIES..............................................  42
        (E)    CHARACTERIZATION OF INDEMNIFICATION PAYMENTS.................................  43
        (F)    BUYER'S RIGHT OF OFFSET......................................................  43
        (G)    OTHER INDEMNIFICATION PROVISIONS.............................................  43

9.      TAX MATTERS.........................................................................  44

        (A)    SECTION 338(H)(10) ELECTION..................................................  44
        (B)    TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE.............................  45
        (C)    TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE...............  45
        (D)    COOPERATION ON TAX MATTERS...................................................  45
        (E)    TAX SHARING AGREEMENTS.......................................................  46
        (F)    CERTAIN TAXES................................................................  46
        (G)    NO ELECTION UNDER TREAS. REG. SECTION 1.1502-76(B)...........................  46

10.     TERMINATION.........................................................................  46

        (A)    TERMINATION OF AGREEMENT.....................................................  46
        (B)    EFFECT OF TERMINATION........................................................  48

11.     MISCELLANEOUS.......................................................................  49

        (A)    PRESS RELEASES AND PUBLIC ANNOUNCEMENTS......................................  49
        (B)    NO THIRD-PARTY BENEFICIARIES.................................................  49
        (C)    ENTIRE AGREEMENT.............................................................  49
        (D)    SUCCESSION AND ASSIGNMENT....................................................  49
        (E)    COUNTERPARTS.................................................................  49
        (F)    HEADINGS.....................................................................  49
        (G)    NOTICES......................................................................  49
        (H)    GOVERNING LAW................................................................  50
        (I)    AMENDMENTS AND WAIVERS.......................................................  50
        (J)    SEVERABILITY.................................................................  51
        (K)    EXPENSES.....................................................................  51


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
        (L)    CONSTRUCTION.................................................................  51
        (M)    INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES............................  51
        (N)    SPECIFIC PERFORMANCE.........................................................  51
        (O)    SUBMISSION TO JURISDICTION...................................................  51
        (P)    DISPUTE RESOLUTION...........................................................  52


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
                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (this "Agreement") is entered into as of December 24, 1998, by and among Leap Wireless International, Inc., a Delaware corporation (the "Buyer"), and Chase Telecommunications Holdings, Inc., a Delaware corporation (the "Seller"), Chase Telecommunications, Inc., a Delaware corporation (the "Target"), Anthony Chase, an individual ("Chase"), and Richard McDugald, an individual ("McDugald"). The Buyer, Seller, Target, Chase and McDugald are referred to collectively herein as the "Parties."

                                    RECITALS

        A. Seller owns, directly or indirectly, all of the outstanding capital stock of the Target and ChaseTel Licensee Corp., a Delaware corporation (the "Licensee"), and certain other assets which are related to or used in the Business (as defined below). Chase and McDugald are officers, directors and controlling stockholders of Seller.

        B. This Agreement contemplates a transaction in which the Buyer will purchase from the Seller and Target, and the Seller and Target will sell to the Buyer, all of the outstanding capital stock of the Target and Licensee, respectively, and certain other assets directly owned by Seller, in return for the transfer to Seller and Target of cash, certain outstanding common stock and warrants of Seller, certain Warrants, and a contingent "earnout" payment.

        C. Concurrently with the execution and delivery of this Agreement, Buyer and Seller are entering into the Management Agreement and the Trademark License, and Buyer and each of Chase and McDugald are entering into the Guarantees. The execution and delivery by the respective parties of the Management Agreement, the Trademark License and the Guarantees are a condition to Buyer's execution and delivery of this Agreement.

                                    AGREEMENT

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

        1. Definitions.

        "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

        "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.


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
        "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a).

        "Ancillary Agreements" means the Warrants, the Consulting Agreements, the Management Agreement, the Guarantees, the Subordinated Security Agreement and the Trademark License.

        "Assets" means all real and personal property, whether tangible or intangible, including, without limitation, the following: (i) all personal property, plant and equipment; (ii) all real property and improvements thereon;
(iii) all leasehold interests; (iv) all accounts receivable, inventory, purchase and sales orders, sales, service data and other current assets; (v) all cash, bank deposits, securities or similar cash items; (vi) all contracts, leases, easements, commitments and any other agreements or arrangements; (viii) all municipal, state and federal franchises, licenses, authorizations and permits;
(ix) all patents, trade names, trade dress, trademarks, copyrights and service marks; (x) all insurance policies; (xi) all books and records (including all computer records and software); and (xii) all claims, choses-in-action, rights and entitlements; but specifically excluding the Excluded Assets.

        "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

        "Business" means the Seller's and its Subsidiaries' business of designing, constructing, and operating wireless communications networks and marketing and selling wireless communications services in the territories covered by the FCC Licenses.

        "Buyer" has the meaning set forth in the preface above.

        "Closing" has the meaning set forth in Section 2(c) below.

        "Closing Date" means the date which is selected by Buyer and which is not more than ten (10) business days after the date on which each of the orders of the FCC, and all other state and federal regulatory authorities, if applicable, consenting to the assignment of the Target Shares, the Licensee Shares and other Assets to Buyer or its designee shall have become a Final Order.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

        "Confidential Information" means any information concerning the business and affairs of Buyer, the Target and its Subsidiaries that is not already generally available to the public.

        "Consulting Agreements" means the Consulting Agreements between Buyer and each of Anthony Chase and Richard McDugald to be entered into at the Closing, in the forms attached hereto as Exhibits A-1 and A-2, respectively.

        "Controlled Group of Corporations" has the meaning set forth in Code
Section 1563.


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
        "Cricket Business" means the Business of Seller conducted with Seller's FCC Licenses, as such business is modified from time to time in connection with the implementation of the Cricket Business Plan, as amended from time to time.

        "Cricket Business Plan" means the initial business plan of Buyer to design, construct, and operate a wireless communications network, and market and sell wireless communications services, in the territories covered by Seller's FCC Licenses, which plan includes a proprietary business model for a wireless telecommunications provider which involves a low operating cost (less than $0.02 per minute) and a high usage plan (greater than an average of 600 minutes of use per month per subscriber), with an average revenue per user per month significantly below existing wireless business models (less than $35.00 per month). The Cricket Business Plan may, and is likely to, be amended from time to time, at the discretion of the board of directors or executive management of Buyer, or such other governing body responsible for the oversight of the Cricket Business.

        "Credit Agreement" means the Credit Agreement by and among Target, QUALCOMM Incorporated and the other lenders named therein, and QUALCOMM Incorporated as Collateral Agent, dated June 26, 1998, as amended from time to time, and all exhibits, schedules and other agreements attached thereto.

        "Deferred Intercompany Transaction" has the meaning set forth in Reg.
Section 1.1502-13.

        "Disclosure Schedule" has the meaning set forth in Section 4 below.

        "Earnout Amount" means an amount payable in cash equal to the quotient obtained by dividing (i) (A) Target Earnings minus (B) $20 million plus (C) 2.2 (two point two) times the amount of Seller's aggregate legal fees, accounting fees and severance payments to employees incurred in connection with the negotiation and execution of this Agreement and the Ancillary Agreements and the closing of the transactions contemplated hereby, itemized in writing and certified by an executive officer of Seller at the Closing, by (ii) 2.2 (two point two), subject to a maximum Earnout Amount equal to the sum of $41 million (Forty-One Million U.S. Dollars) plus the amount of Seller's aggregate legal fees, accounting fees and severance payments to employees incurred in connection with the negotiation and execution of this Agreement and the Ancillary Agreements and the closing of the transactions contemplated hereby as itemized in writing and certified by an executive officer of Seller at the Closing. "Target Earnings" means the EBITDA of the Cricket Business, which is earned by the Cricket Business during the fifth full fiscal year following the Closing.

        "Earnout Payment Date" means the date 120 days following the end of Buyer's fifth full fiscal year following the Closing Date.

        "EBITDA" means for any period (determined on a combined and consolidated basis without duplication), the sum of the following: (a) net income (or loss) determined in accordance with GAAP; plus, to the extent deducted in computing net income for such period (b) the sum of (i) all interest expenses (including, without limitation, the amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligation, the interest component of any capitalized lease, imputed interest with respect to sale-


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
leaseback transactions, commissions, discounts, and other fees and charges incurred in respect of letters of credit or bankers' acceptances, and net payments pursuant to hedging transactions whether or not accounted for in accordance with GAAP as interest expense), (ii) all income taxes, (iii) depreciation, depletion, amortization of intangibles and other non-cash charges, expenses or non-cash losses, (iv) expenses not incurred in the ordinary course of the Cricket Business consistent with past practice, if such expenses were incurred during such period with the intent of reducing EBITDA during such period, (v) the difference between any expenses paid to Affiliates of Buyer under arrangements requiring payments which are not on arms-length terms and the amounts which would have been payable for such expenses on arms-length terms,
(vi) the difference between any charges, fees, expenses or allocations from Buyer relating to overhead or services provided to the Cricket Business under arrangements which are not on arms-length terms and the amounts which would have been payable for such charges, fees, expenses or allocations on arms-length terms, and (vii) charges or fees relating to any extraordinary transactions.

        "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

        "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

        "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

        "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

        "Equipment Purchase Agreement" means the Infrastructure Purchase and Supply Agreement dated as of May 13, 1997 and amended as of January 6, 1998 by and between Target and QUALCOMM Incorporated, including all attachments thereto, including the Statement of Work.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Excess Loss Account" has the meaning set forth in Reg. Section
1.1502-19.


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

        "Excluded Assets" means the Assets listed on Exhibit H attached hereto.

        "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

        "FCC" means the United States Federal Communications Commission.

        "FCC Debt" means the notes payable in connection with the FCC Licenses, in the aggregate principal amount of $78,790,735.00 as of the date of this Agreement, as more particularly described on Exhibit J attached hereto.

        "FCC Licenses" means the C-Block licenses to construct and operate personal communications services wireless telecommunications systems, granted by the FCC to ChaseTel Licensee Corp., as more fully described in Exhibit B attached hereto.

        "Fiduciary" has the meaning set forth in ERISA Section 3(21).

        "Final Order" shall mean action by the FCC as to which (i) no request for stay by the FCC of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (ii) no petition for rehearing or reconsideration of the action is pending before the FCC and the time for filing any such petition has passed; (iii) the FCC does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the action of the FCC is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

        "Financial Statement" has the meaning set forth in Section 4(g) below.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time.

        "Guarantees" means the Guaranty executed and delivered by each of Anthony Chase and Richard McDugald, in the forms attached hereto as Exhibits C-1 and C-2, respectively.

        "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indemnified Party" has the meaning set forth in Section 8(d) below.

        "Indemnifying Party" has the meaning set forth in Section 8(d) below.

        "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

        "Knowledge" means actual knowledge of each of Anthony Chase, Richard McDugald, Mary Bogue Logan and Sunir Kochhar, after reasonable investigation.

        "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        "Licensee" has the meaning set forth in the Recitals above.

        "Licensee Shares" means any shares of outstanding capital stock of the Licensee, including without limitation, the Common Stock, par value $0.01 per share, of the Licensee.

        "Management Agreement" means the Management Agreement between Buyer and Target, with Seller as guarantor, attached hereto as Exhibit D.

        "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

        "Most Recent Financial Statements" has the meaning set forth in Section 4(g) below.

        "Most Recent Fiscal Month End" has the meaning set forth in Section 4(g) below.

        "Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

        "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

        "Network" means the Target's PCS wireless telecommunications network infrastructure equipment operating under the FCC Licenses and installed by QUALCOMM Incorporated pursuant to the Equipment Purchase Agreement.

        "Non-Circumvention Agreement" means the Non-Circumvention Agreement entered into effective February 12, 1998, by and between QUALCOMM Incorporated and Chase and Target.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "Party" has the meaning set forth in the preface above.


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

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permitted Liens" means liens granted by Seller, Target and Licensee in favor of QUALCOMM Incorporated and Buyer under the Working Capital Facility and the QUALCOMM Agreements, and liens granted by Licensee in favor of the FCC as security for the FCC Debt.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

        "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

        "Purchase Price" has the meaning set forth in Section 2(b) below.

        "QUALCOMM Agreements" means the Equipment Purchase Agreement and the Credit Agreement excluding the Working Capital Facility.

        "Reportable Event" has the meaning set forth in ERISA Section 4043.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, and (b) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings.

        "Seller" has the meaning set forth in the preface above.

        "Subordinated Security Agreement" shall have the meaning set forth in
Section 5(h) hereof.

        "Subsidiary" means, with respect to a specified Person (a) any corporation in an unbroken chain of corporations or other entities beginning with such Person if each of the corporations or other entities other than the last corporation in the unbroken chain then owns stock or ownership interests possessing, or has the power to vote or direct the voting by contract or otherwise of, 50% or more of the total combined voting power of all classes of stock or ownership interests in one of the other corporations or other entities in such chain, (b) any partnership in which such Person or any of its Subsidiaries is a general partner, (c) any partnership in which such Person or any of its Subsidiaries possesses a 50% or greater interest in the total capital or total income of such partnership, or (d) any limited liability company in which such Person or any of its Subsidiaries is a manager or possesses a 50% or greater interest in the total capital or total income of such limited liability company.

        "Target" has the meaning set forth in the Recitals above.

        "Target Shares" means any shares of outstanding capital stock of the Target, including without limitation, the Common Stock, par value $0.01 per share, of the Target.


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

        "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. The terms "Tax" and "Taxes" include any liability for any of the foregoing items as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and any liability for payment of any amounts as a result of a Tax sharing or indemnity agreement.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Third Party Claim" has the meaning set forth in Section 8(d) below.

        "Trademark License " means the License Agreement dated as of the date hereof by and between Buyer and Target, with Seller as guarantor, in the form of Exhibit E attached hereto.

        "Warrants" means the warrants to purchase shares of common stock of Cricket Communications, Inc., a subsidiary of the Buyer (or any other entity formed by Buyer prior to the Closing through which Buyer intends at the time of the Closing to implement the Cricket Business Plan on a nationwide basis), in substantially the form attached hereto as Exhibit F, which warrants will provide the holders thereof the right to acquire shares constituting one percent (1%) of the outstanding common stock of Cricket Communications, Inc. (or such other entity) at the Closing Date, for an aggregate purchase price for such shares of $1.0 million, and which expire on the fifth (5th) anniversary of the Closing Date.

        "Working Capital Facility" means the Working Capital Loan Facility under the Credit Agreement, which has been assigned and assumed by Buyer as the sole Working Capital Lender (as defined in the Credit Agreement).

        2. Purchase and Sale of Target Shares, Licensee Shares and Other Assets.

        (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from the Seller and Target, and the Seller and Target agree to sell to the Buyer, all of the Target Shares and Licensee Shares and all other Assets of Seller, free and clear of all liens and encumbrances (other than Permitted Liens), for the consideration specified below in this Section 2. Notwithstanding any provision of this Agreement, Buyer shall not assume, or otherwise be responsible for, any Liabilities of Seller, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof. The Parties acknowledge that Buyer is acquiring the Licensee Shares subject to the FCC Debt and Buyer is acquiring the Target Shares subject to certain outstanding indebtedness of Target under the QUALCOMM Agreements and the Working Capital Facility.

        (b) Purchase Price. Subject to Sections 8(f) and 11(k), the Buyer agrees to pay to the Seller the following (collectively, the "Purchase Price"): (i) $6.3 million (Six Million Three Hundred Thousand U.S. Dollars), at the Closing;
(ii) the Warrants, at the Closing; (iii) all of Buyer's outstanding shares of Common Stock issued by Seller and outstanding warrants to purchase shares of Common Stock issued by Seller; and (iv) not later than the Earnout Payment Date, subject to the provisions of Section 6(h) below, the Earnout Amount. The components of the Purchase Price shall be valued and, subject to Section 9(a) hereof, allocated between the Target Shares, the Licensee Shares and the Covenant Not to Compete set forth in Section 6(e) below, as specified in a written notice from Buyer to Seller after the Closing. To the extent the Purchase Price is allocated to the Licensee Shares, such amount shall be treated for all purposes as having been paid to Target and contemporaneously distributed to Seller (i.e., prior to the close of business on the Closing Date).

        (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Latham & Watkins in San Diego, California, commencing at 9:00 a.m. local time on the Closing Date. Buyer shall provide to Seller at least seven (7) business days' prior written notice of the Closing Date promptly following Buyer's selection thereof.

        (d) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below, including Buyer's outstanding shares of Common Stock issued by Seller and outstanding warrants to purchase shares of Common Stock issued by Seller, endorsed in blank or accompanied by duly executed assignment documents, (iii) Target will deliver to the Buyer stock certificates representing all of the Licensee Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Seller will deliver to the Buyer stock certificates representing all of the Target Shares, endorsed in blank or accompanied by duly executed assignment documents, (v) the Seller will deliver to the Buyer a bill of sale, in form and substance satisfactory to Buyer, conveying to Buyer in the aggregate all of Seller's tangible Assets, (vi) the Seller will deliver to the Buyer one or more assignments, in form and substance satisfactory to Buyer, conveying all of Seller's right, title and interest in any leases, contract rights, patents, trademarks, copyrights and other proprietary rights, and any other intangible Assets of Seller, and (vi) the Buyer will deliver to the Seller and Target the consideration specified in Section 2(b)(i) - (iii) above.

        3.     Representations and Warranties Concerning the Transaction.

        (a) Representations and Warranties of the Seller, Chase and McDugald. Each of the Seller, on the one hand, and Chase and McDugald (jointly and severally, as to each other, but separately from Seller), on the other hand, represents and warrants to the Buyer that the statements contained in this
Section 3(a) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(a)), except as set forth in Annex I attached hereto; provided, however, that the statements contained in Section 3(a)(iii) when deemed to be made by Chase and McDugald are made only to the actual knowledge of Chase and McDugald after reasonable investigation.

                (i) Organization of Seller. The Seller is duly organized, validly existing, and in good standing under the laws of Delaware.

                (ii) Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The Seller has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and each of the Ancillary Agreements. This Agreement and each of the Ancillary Agreements constitutes the valid and legally binding obligation of each of the Seller, Chase and McDugald, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy laws, similar laws of debtor relief and general principles of equity. Except as set forth in Annex I attached hereto, none of the Seller, Chase or McDugald, need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

                (iii) Noncontravention. Neither the execution and the delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller, Chase or McDugald is subject or any provision of Seller's charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, note, indenture, or other arrangement to which the Seller, Chase or McDugald is a party or by which they are bound or to which any of their assets are subject.

                (iv) Brokers' Fees. None of the Seller, Chase or McDugald has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Target or its Subsidiaries could become liable or obligated.

                (v) Investment. The Seller (A) understands that neither the Warrants nor the shares of Cricket Communications, Inc. Common Stock issuable upon exercise of the Warrants have been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Warrants solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated purchaser with knowledge and experience in business and financial matters, (D) has received certain information concerning Cricket Communications, Inc. and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Warrants, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Warrants, and (F) is an Accredited Investor.

                (vi) Assets; Target Shares. Except as set forth in Annex I attached hereto, the Seller directly owns no Assets other than the Target Shares. The Seller holds of record and owns beneficially all of the outstanding Target Shares and any other Assets directly owned by Seller to be transferred to Buyer, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Security Interests (other than Permitted Liens), options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. None of the Seller, Chase or McDugald is a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller, Chase or McDugald to sell, transfer, or otherwise dispose of any capital stock of the Target or Licensee. None of the Seller, Chase or McDugald is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target or Licensee. Each of Seller, Chase, McDugald and Target further represent and warrant that as of the date hereof the consideration to be delivered by Buyer to Seller and Target described in Section 2(b) above constitutes equivalent value for the Target Shares, Licensee Shares and other Assets to be transferred to Buyer hereunder.

        (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3(b) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex II attached hereto.

                (i) Organization. The Buyer is, and Cricket Communications, Inc. (or such other entity as will issue the Warrants at the Closing) ("CCI") will be, a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

                (ii) Authorization of Transaction. Subject to the approval of Buyer's Board of Directors, the Buyer has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement (other than the Warrant) and to perform its obligations hereunder and thereunder. Subject to the approval of Buyer's Board of Directors, this Agreement and each Ancillary Agreement (other than the Warrant) constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy laws, similar laws of debtor relief and general principles of equity. CCI will have at the Closing full corporate power and authority to execute and deliver the Warrant and perform its obligations thereunder. The Warrant, when issued, will constitute the valid and legally binding obligation of CCI, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy laws, similar laws of debtor relief and general principles of equity. Neither the Buyer nor CCI need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as set forth in Annex II attached hereto.

                (iii) Noncontravention. Neither the execution and the delivery of this Agreement and the Warrant, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or CCI is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                (iv) Brokers' Fees. Neither the Buyer nor CCI has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

                (v) Investment. The Buyer is not acquiring the Target Shares or the Licensee Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                (vi) Cricket Entity. The corporation issuing the Warrant at the Closing will be the entity through which Buyer intends at the time of the Closing to implement the Cricket Business Plan; provided, however, that the Parties acknowledge that the FCC may require that the FCC licenses and network used in the Cricket Business reside in an entity other than the issuer of the Warrant.

        4. Representations and Warranties Concerning the Target and Its Subsidiaries. Each of the Seller, on the one hand, and Chase and McDugald (jointly and severally as to each other but separately from Seller), on the other hand, represents and warrants to the Buyer that the statements contained in this Section 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof (the "Disclosure Schedule"); provided, however, that the statements contained in Sections 4(c), (e), (g), (h) (except
(h)(xi)-(xiii) and (xv)-(xix)), (i)-(l), (o)-(r), (t)-(y) and (aa), when deemed to be made by Chase and McDugald are made only to the actual knowledge of Chase and McDugald after reasonable investigation; and provided, further, that the statements contained in Sections 4 (m) and (n), when deemed to be made by Chase and McDugald are made only to the actual knowledge of Chase and McDugald without investigation, and provided, further, that the statements contained in Section 4(z), when deemed to be made by Chase and McDugald are made only to the actual knowledge of Chase and McDugald after due and diligent inquiry, including direct consultation with FCC counsel. Chase and McDugald may deliver to Buyer a Supplement to the Disclosure Schedule (the "Supplement") not less than five (5) business days prior to the Closing, which will contain any new exceptions to the representations and warranties of Chase and McDugald set forth in this Section 4 as a result of events or occurrences which arise subsequent to the date of this Agreement. Notwithstanding anything to the contrary contained herein, the Supplement shall be deemed to amend the Disclosure Schedule as of the Closing, solely with respect to the representations and warranties made in Section 4 by Chase and McDugald. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4; provided that disclosure in any section of the Disclosure Schedule shall be deemed disclosure for purposes of any other representation or warranty contained herein, whether or not cited in another section of the Disclosure Schedule, if such disclosure is adequate to disclose an exception to such other representation or warranty.

        (a) Organization, Qualification, and Corporate Power. Each of the Target and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Target and its Subsidiaries has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged as of the date hereof and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of each of the Target and its Subsidiaries. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of each of the Target and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors, including all actions taken by written consent), the stock certificate books, and the stock record books of each of the Target and its Subsidiaries are correct and complete in all material respects. None of the Target and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

        (b) Capitalization. The entire authorized capital stock of the Target consists of 1000 shares of common stock, $.01 par value per share, of which 1000 shares of common stock are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

        (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, note, indenture, or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of the Target and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

        (d) Brokers' Fees. None of the Target and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

        (e) Title to Assets. The Target and its Subsidiaries have good and transferable title to, or a valid leasehold interest in, the Assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests (other than Permitted Liens), except for Assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet or at the specific recommendation of Buyer or by Buyer pursuant to the Management Agreement.

        (f) Subsidiaries. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Target (i) its name and jurisdiction of incorporation,
(ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Target have been duly authorized and are validly issued, fully paid, and nonassessable. Target holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Target, including Licensee, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Security Interests (other than Permitted Liens), options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Target and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Target to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Target. None of the Target and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Target.

        (g) Financial Statements. Attached hereto as Exhibit I are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets as of December 31, 1996 and 1997 and statements of operations, changes in redeemable stock and stockholders' equity, and cash flow for the fiscal years ended December 31, 1995, 1996, and 1997 (the "Most Recent Fiscal Year End") for the Seller; and (ii) unaudited consolidated and consolidating balance sheets and statements of operations, changes in redeemable stock and stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the nine months ended September 30, 1998 (the "Most Recent Fiscal Month End") for the Seller, Target and their Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target and its Subsidiaries as of such dates and the results of operations of the Target and its Subsidiaries for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Target and its Subsidiaries (which books and records are correct and complete in all material respects) provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

        (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the Assets, Liabilities, business, condition (financial or otherwise), operations or results of operations of any of the Target and its Subsidiaries (a "Material Adverse Change"), except as a result of changes directly attributable to the implementation of the Initial Budget attached to the Management Agreement or as a result of actions taken by Seller at the specific recommendation of Buyer or by Buyer pursuant to the Management Agreement. Without limiting the generality of the foregoing, except as a result of changes directly attributable to the implementation of the Initial Budget attached to the Management Agreement or any actions taken by Seller at the specific recommendation of Buyer or by Buyer pursuant to the Management Agreement, since that date:

                (i) none of the Target and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                (ii) none of the Target and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

                (iii) no party (including any of the Target and its Subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which any of the Target and its Subsidiaries is a party or by which any of them is bound;

                (iv) none of the Target and its Subsidiaries has imposed any Security Interest (other than Permitted Liens) upon any of its assets, tangible or intangible;

                (v) except pursuant to the QUALCOMM Agreements, none of the Target and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

                (vi) except for capital contributions to Licensee to service the FCC Debt, none of the Target and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000 or outside the Ordinary Course of Business;

                (vii) except pursuant to the QUALCOMM Agreements, the FCC Debt and the Working Capital Facility, none of the Target and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $25,000 in the aggregate;

                (viii) none of the Target and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                (ix) none of the Target and its Subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

                (x) none of the Target and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                (xi) there has been no change made or authorized in the charter or bylaws of any of the Target and its Subsidiaries;

                (xii) none of the Target and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                (xiii) none of the Target and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                (xiv) none of the Target and its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                (xv) none of the Target and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees or with Seller outside the Ordinary Course of Business, which is not terminable at will;

                (xvi) none of the Target and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                (xvii) none of the Target and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                (xviii) none of the Target and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                (xix) none of the Target and its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                (xx) none of the Target and its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Target and its Subsidiaries; and

                (xxii) none of the Target and its Subsidiaries has committed to any of the foregoing.

        (i) Undisclosed Liabilities. None of the Target and its Subsidiaries has any Liability (and there is no reasonable Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); and
(iii) Liabilities which, alone or in the aggregate, do not and would not have a material adverse effect on the Assets, Liabilities, business, condition (financial or otherwise), operations or results of operations of Target and its Subsidiaries, taken as a whole (a "Material Adverse Effect.").

        (j) Legal Compliance. Each of the Target, its Subsidiaries, and their respective predecessors has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply which would have a Material Adverse Effect.

        (k)    Tax Matters.

                (i) Each of the Seller, Target and their respective Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. For Federal income Tax purposes, Seller, Target and Licensee constitute an "affiliated group" under Code Section 1504 and have, since June 1998, filed a consolidated Tax Return for Federal income Tax purposes. For state income Tax purposes, the filing status (i.e., separate, consolidated, unitary, etc.) of Seller, Target and Licensee in each state in which Tax Returns are filed by or on behalf of Seller, Target and/or Licensee is set forth on Section 4(k)(i) of the Disclosure Schedule. All Taxes owed by any of the Seller, Target and their respective Subsidiaries (whether or not shown on any Tax Return) have been timely paid, except for Taxes not yet due and payable or contested in good faith by appropriate proceedings and specified on Section 4(k)(i) of the Disclosure Schedule. None of the Seller, Target or any of their respective Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where any of the Seller, Target and their respective Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
         Section 4(k)(i) of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which Target or any of its Subsidiaries was required to file (or be included in) a Tax Return or pay any Tax. There are no Security Interests on any of the assets of any of the Seller, Target and their respective Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                (ii) Each of the Seller, Target and their respective Subsidiaries has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code and similar provisions under any applicable state or foreign laws) and has, within the time and the manner prescribed by law, paid over to the proper governmental authorities all amounts so withheld.

                (iii) There is no dispute or claim concerning any Tax Liability of any of the Seller, Target and their respective Subsidiaries either
         (A) claimed or raised by any authority in writing or (B) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of any of the Seller, Target and their respective Subsidiaries has Knowledge based upon personal contact with any agent of such authority. Section 4(k)(iii) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Seller, Target and/or their respective Subsidiaries for taxable periods ended on or before December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies filed by or on behalf of or issued with respect to any of Seller, Target and their respective Subsidiaries since December 31, 1996.

                (iv) Except as set forth in Section 4(k)(iv) of the Disclosure Schedule, none of the Seller, Target or any of their respective Subsidiaries has waived any statute of limitations in respect of Taxes or otherwise agreed in writing to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in Section 4(k)(iv) of the Disclosure Schedule, no power of attorney with respect to any Taxes for which Target or any of its Subsidiaries may be liable is currently in force.

                (v) None of the Seller, Target and their respective Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Seller, Target and their respective Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code
         Section 280G. Neither Target nor any of its Subsidiaries has agreed to make, or is (or will be as a result of any transactions contemplated by this Agreement) required to make, any adjustment under Section 481 of the Code (or any similar provision of the Tax laws of any jurisdiction) by reason of a change in accounting method or otherwise. None of the Assets of Target or any of its Subsidiaries (a) is required to be treated as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code,
         (b) directly or indirectly secures any debt, the interest of which is tax-exempt under Section 103(a) of the Code, or (c) is a "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of the Seller, Target and their respective Subsidiaries has been a United States real property holding corporation within the meaning of Code
         Section 897(c)(2) during the applicable period specified in Code
         Section 897(c)(1)(A)(ii). Seller is not a "foreign person" as defined in Code Section 1445(f)(3). Each of the Seller, Target and their respective Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Seller, Target and their respective Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Seller, Target and their respective Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) or (B) has any Liability for the Taxes of any Person (other than any of the Target and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                (vi) All material elections with respect to Taxes effecting Target and/or any of its Subsidiaries are set forth on Schedule Section 4(k)(vi).

                (vii) Section 4(k)(vii) of the Disclosure Schedule sets forth the following information with respect to each of the Target and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of September 30, 1998: (A) the basis of the Target or Subsidiary in its assets; (B) the basis of the stockholder(s) of the Subsidiary in its stock (or the amount of any Excess Loss Account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Target or Subsidiary which will, to the extent unused at the Closing, be Tax attributes of the Target or Subsidiary (as the case may be) immediately after the Closing; and (D) the amount of any deferred gain or loss allocable to the Target or Subsidiary arising out of any Deferred Intercompany Transaction.

                (viii) The unpaid Taxes of the Seller, Target and their respective Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller, Target and their respective Subsidiaries in filing their Tax Returns.

                (ix) None of the Seller, Target and their respective Subsidiaries has any Liability pursuant to Section 6901 of the Code or otherwise under applicable state or federal law by virtue of any transfer of an asset or assets to it, and Buyer will not be subject to such Liability as a result of any of the transactions contemplated by this Agreement.

                (x) None of Target or any of its Subsidiaries is subject to any joint venture, partnership or other arrangement or contract that is properly treated as a partnership for income tax purposes.

        (l)    Real Property.

                (i) Neither Target nor any of its Subsidiaries owns any real property.

                (ii) Section 4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of the Target and its Subsidiaries. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in
         Section 4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(l)(ii) of the Disclosure Schedule:

                      (A) the lease or sublease is legal, valid, binding and
               enforceable against Target, and to Seller's Knowledge, against each other party thereto, and is in full force and effect;

                      (B) the lease or sublease will continue to be legal,
               valid, binding and enforceable against Target, and to Seller's Knowledge, against each other party thereto, and will be in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                      (C) Target is not in breach or default, and to Seller's
               Knowledge, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      (D) Target has not, and to Seller's Knowledge, no other
               party to the lease or sublease has repudiated any provision thereof;

                      (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                      (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                      (G) none of the Target and its Subsidiaries has assigned,
               transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold, except pursuant to the QUALCOMM Agreements;

                      (H) all facilities leased or subleased thereunder have
               received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                      (I) all facilities leased or subleased thereunder are
               supplied with utilities and other services necessary for the operation of said facilities as of the date hereof.

        (m)    Intellectual Property.

                (i) The Target and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property material to the operation of the businesses of the Target and its Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by any of the Target and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Target or the Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Target and its Subsidiaries has taken or is taking all action reasonably necessary to maintain and protect each item of Intellectual Property that it owns or uses.

                (ii) None of the Target and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Seller, Target and its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Target and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), except such as would not have a Material Adverse Effect. To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target and its Subsidiaries.

                (iii) Section 4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to any of the Target and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of the Target and its Subsidiaries has made with respect to any of its

         Intellectual Property, and identifies each license, agreement, or other permission which any of the Target and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such material patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by any of the Target and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the Disclosure Schedule:

                      (A) the Target and its Subsidiaries possess all right,
               title, and interest in and to the item, free and clear of any Security Interest (other than Permitted Liens), license, or other restriction;

                      (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                      (C) no action, suit, proceeding, hearing, investigation,
               charge, complaint, claim, or demand is pending or is, to Seller's Knowledge, threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                      (D) none of the Target and its Subsidiaries has ever
               agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                (iv) Section 4(m)(iv) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that any of the Target and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the Disclosure Schedule:

                      (A) the license, sublicense, agreement, or permission
               covering the item is legal, valid, binding, enforceable, and in full force and effect;

                      (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                      (C) no party to the license, sublicense, agreement, or
               permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      (D) no party to the license, sublicense, agreement, or
               permission has repudiated any provision thereof;

                      (E) with respect to each sublicense, the representations
               and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                      (F) the underlying item of Intellectual Property is not
               subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                      (G) no action, suit, proceeding, hearing, investigation,
               charge, complaint, claim, or demand is pending or is, to Seller's Knowledge, threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                      (H) none of the Target and its Subsidiaries has granted
               any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                (v) To the Knowledge of Seller, none of the Target and its Subsidiaries will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

        Notwithstanding the foregoing, the statements contained in this Section 4(m), as applied to the Intellectual Property Rights embodied in the Network, are made to Seller's Knowledge.

        (n) Tangible Assets. Each tangible Asset of Target and its Subsidiaries is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable in all material respects for the purposes for which it presently is used and as of the date hereof is proposed to be used. Notwithstanding the foregoing, the statements contained in this Section 4(n) as applied to the Network are made to Seller's Knowledge.

        (o) Inventory. The inventory of the Target and its Subsidiaries consists solely of subscriber handsets and accessories (e.g., batteries, cases, chargers and related accessories) all of which is merchantable and fit for the purpose for which it was procured or manufactured, and to Seller's Knowledge, none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto). The value of the inventory consisting of "demo," "loaner," "employee," or "incomplete" equipment does not, and as of the Closing Date will not, exceed $5,000 in the aggregate, except for inventory acquired pursuant to the Initial Budget attached to the Management Agreement.

        (p) Contracts. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which any of the Target and its Subsidiaries is a party:

                (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

                (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $5,000;

                (iii) any agreement concerning a partnership or joint venture;

                (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                (v) any agreement concerning confidentiality or noncompetition;

                (vi) any agreement with any of the Seller and its Affiliates (other than the Target and its Subsidiaries);

                (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                (viii) any collective bargaining agreement;

                (ix) any agreement for the employment of any individual as a consultant or independent contractor on a full-time or part-time basis, providing annual compensation in excess of $25,000, or any employment agreement providing severance benefits;

                (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of the Target and its Subsidiaries; or

                (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

        The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding and enforceable against Target and/or its Subsidiaries, as applicable, and to Seller's Knowledge, against all other parties thereto, and in full force and effect; (B) the agreement will continue to be legal, valid, binding and enforceable against Target and/or its Subsidiaries, as applicable, and to Seller's Knowledge, against all other parties thereto, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) Target is not in breach or default, and to Seller's Knowledge, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) Target has not, and to Seller's Knowledge, no other party has repudiated any provision of the agreement. Section 4(p) of the Disclosure Schedule need not include any agreements entered into after the date of this Agreement by Target at the specific request of Buyer or by Buyer pursuant to the Management Agreement; however, to Seller's Knowledge, the representations and warranties set forth in clauses (A)-(D) of this paragraph are true and correct with respect to all such agreements.

        (q) Powers of Attorney. Except for any power of attorney granted to QUALCOMM Incorporated as Collateral Agent under the QUALCOMM Agreements and pursuant to the Management Agreement, there are no outstanding powers of attorney executed on behalf of any of the Target and its Subsidiaries.

        (r) Insurance. Section 4(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Target and its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time since the date of formation (other than as an additional insured under the QUALCOMM Agreements):

                (i) the name, address, and telephone number of the agent;

                (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                (iii) the policy number and the period of coverage; and

                (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.

        With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of the Target and its Subsidiaries nor, to Seller's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) Target has not, and to Seller's Knowledge, no party to the policy has repudiated any provision thereof. Each of the Target and its Subsidiaries has been covered since its formation by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(r) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Target and its Subsidiaries.

        (s) Litigation. Section 4(s) of the Disclosure Schedule sets forth each instance in which any of the Target and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to Seller's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(s) of the Disclosure
Schedule is reasonably likely to result in any Material Adverse Change. Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Target and its Subsidiaries.

        (t) Product Warranty. No product manufactured, sold, leased, or delivered by any of the Target and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4(t) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of the Target and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

        (u) Employees. To the Knowledge of Seller, no executive, key employee, or group of employees has any plans to terminate employment with any of the Target and its Subsidiaries. None of the Target and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of the Target and its Subsidiaries has committed any unfair labor practice. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target and its Subsidiaries. There are no agreements, arrangements, understandings or state or local laws that would restrict the ability of Seller and Target to terminate the employment of any or all of their respective employees for any lawful reason or for no reason at all, without penalty or Liability. Section 4(u) of the Disclosure Schedule contains a full and complete roster of the Employees of Target and its subsidiaries which identifies each person by name, social security number, date of hire, current compensation, status as an hourly or salaried employee, status as a full or part-time employee, and status as an active or inactive employee, as of December 31, 1998.

        (v) Employee Benefits.

                (i) Section 4(v) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Target and its Subsidiaries maintains or to which any of the Target and its Subsidiaries contributes.

                      (A) Each such Employee Benefit Plan (and each related
               trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                      (B) All required reports and descriptions (including Form
               5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                      (C) All contributions (including all employer
               contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due will have been timely paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date will have been timely paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                      (D) Each such Employee Benefit Plan which is an Employee
               Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                      (E) The market value of assets under each such Employee
               Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                      (F) The Sellers have delivered to the Buyer correct and
               complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                (ii) With respect to each Employee Benefit Plan that any of the Target, its Subsidiaries, and the Controlled Group of Corporations which includes the Target and its Subsidiaries maintains or ever has maintained within the past six years, or to which any of them contributes, or has contributed or been required to contribute within the past six years:

                      (A) No such Employee Benefit Plan which is an Employee
               Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer
               Plan) has been instituted or threatened.

                      (B) There have been no Prohibited Transactions with
               respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Target and its Subsidiaries has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                      (C) None of the Target and its Subsidiaries has incurred,
               and none of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Target and its Subsidiaries has any reason to expect that any of the Target and its Subsidiaries will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                (iii) None of the Target, its Subsidiaries, and the other members of the Controlled Group of Corporations that includes the Target and its Subsidiaries contributes to, or has contributed or has been required to contribute to, within the past six years, any Multiemployer Plan, or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                (iv) None of the Target and its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

        (w) Guaranties. Except for guaranties pursuant to the QUALCOMM Agreements and the Working Capital Facility, none of the Target and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

        (x) Environment, Health, and Safety. Except as would not have a Material Adverse Effect:

                (i) Each of the Target, its Subsidiaries, and their respective predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Target, its Subsidiaries, and their respective predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                (ii) None of the Target and its Subsidiaries has any Liability (and none of the Target, its Subsidiaries, and their respective predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of the Target and its Subsidiaries giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                (iii) All properties and equipment used in the business of the Target, its Subsidiaries, and their respective predecessors and Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

        (y) Certain Business Relationships with the Target and Its Subsidiaries. None of the Seller and its Affiliates has been involved in any business arrangement or relationship with any of the Target and its Subsidiaries within the past 12 months, and none of the Seller and its Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Target and its Subsidiaries.

        (z) FCC Matters

                (i) The FCC Licenses are validly issued in the name of Licensee. Seller and its Subsidiaries applied for and obtained the FCC Licenses in compliance with FCC law, and Licensee is, and on the Closing Date will be, the exclusive holder of the FCC Licenses. The FCC Licenses have been granted by Final Order. The FCC Licenses are in full force and effect, are unimpaired by any acts or omissions of the Seller and its Affiliates, are free and clear of any restrictions which might limit the full operation of the Business as proposed to be conducted, other than such restrictions as are imposed on the wireless telecommunications industry generally. All reports and other documents required to be filed by Seller and its Affiliates with the FCC and with state regulatory authorities have been filed. All such reports and documents are correct in all material respects.

                (ii) None of the Seller, Target and its Subsidiaries have engaged in any course of conduct which would impair the Licensee's ability to remain the holder of the FCC licenses and such persons are not aware of any reason why such FCC Licenses might be revoked, canceled, suspended or otherwise transferred as a result of the transactions contemplated hereby. All material fees of the Seller and its Subsidiaries due and payable to governmental authorities pursuant to the FCC Licenses have been paid (subject to late fees paid). Subject to obtaining the consent of the FCC to transfer control to Buyer of

         Target and its Subsidiaries, Licensee has, and on the Closing Date will have, the absolute and unrestricted right, power and authority under FCC law to hold the FCC Licenses.

                (iii) Section 4(z) of the Disclosure Schedule contains a list of all resale agreements to which the Seller or any of its Subsidiaries is a party, both as a reseller and as a provider of resale services to others. Section 4(z) also contains a list of all roaming agreements to which the Seller or any of its Subsidiaries is a party. All such resale and roaming agreements are in full force and effect and are on terms reasonable and customary in the wireless telecommunications industry.

                (iv) Seller, Target and its Subsidiaries are in compliance with
         Section 310(b) of the Communications Act, and all rules, regulations or policies of the FCC promulgated thereunder with respect to alien ownership.

                (v) Section 4(z) of the Disclosure Schedule contains a list of all of Target's subscriber accounts as of the most recent practicable date as set forth on such schedule, indicating whether such accounts are any of the following: (A) active, (B) suspended, (C) employee/demo/loaner, or (D) rentals. Section 4(z) of the Disclosure Schedule also sets forth a list of all agents who sell wireless telecommunications equipment and services on behalf of the Target and its Subsidiaries as of the date hereof, together with such agent's address and the number of gross activations produced by each agent during calendar 1998.

        (aa) Disclosure. No representations and warranties contained in this
Section 4, nor any document, exhibit, statement, certificate or schedule furnished to Buyer or its counsel pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary in order to make the statements and information contained therein not misleading. The Seller, Target and its Subsidiaries have disclosed all events, conditions, and facts materially affecting the business, prospects and condition (financial or otherwise) of the Seller, Target and its Subsidiaries.

        5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

        (a) General. Each of the Buyer and Seller will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below), except that Buyer will use its reasonable efforts to become qualified to hold the FCC Licenses under the FCC C-Block regulations.

        (b) Notices and Consents. The Seller will give and will cause each of the Target and its Subsidiaries to give any notices to third parties, and will use and cause each of the Target and its Subsidiaries to use its best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4(c) above. Each of the Parties will (and the Seller will cause each of the Target and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii),

Section 3(b)(ii) and Section 4(c) above, except that Buyer will use its reasonable efforts to become qualified to hold the FCC Licenses under the FCC C-Block regulations. Without limiting the generality of the foregoing covenant, Buyer will reasonably cooperate with Seller and do all things that are commercially reasonable to assist Seller to obtain all FCC consents and approvals necessary for the transfer of control or assignment to Buyer of the Target Shares, the Licensee Shares, and the Assets (including without limitation, the FCC Licenses), including the furnishing of financial and other information specifically with respect to Buyer reasonably required by the FCC. Seller shall provide adequate prior written notice to Buyer of any meeting with governmental authorities the purpose of which is to seek a consent or approval to the transactions contemplated hereby, and Buyer shall use all reasonable efforts to furnish a representative to attend meetings with appropriate government authorities for the purpose of obtaining such consents or approvals. Buyer and Seller hereby agree to prepare and file at their own expense the necessary Form 490 with the FCC transferring control or assigning the FCC Licenses to Buyer and diligently pursue, at Buyer's expense, the processing of the transfer of control or assignment of the FCC Licenses to Buyer and to file for all other necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement, all within twenty (20) business days of the date of execution of this Agreement. Without limiting the generality of the foregoing, each of the Parties will file (and the Seller will cause each of the Target and its Subsidiaries to file, if applicable) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain (and the Seller will cause each of the Target and its Subsidiaries to use its reasonable best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Seller will cause each of the Target and its Subsidiaries to make) any further filings pursuant thereto that may be reasonably necessary, proper, or advisable in connection therewith. Nothing in Sections 5(a) or 5(b) shall require Buyer to acquire or to divest any Assets in connection with its efforts to become qualified to hold licenses under the FCC C-Block regulations.

        (c) Operation of Business. Seller will not, and will cause the Target and its Subsidiaries not to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except for changes in Seller's Business directly attributable to the implementation of the Initial Budget attached to the Management Agreement (as the same may be amended from time to time) or to any actions taken by Seller at the specific recommendation of Buyer or by Buyer pursuant to the Management Agreement. Without limiting the generality of the foregoing, without Buyer's prior consent, not to be unreasonably withheld, Seller will not, and will cause the Target and its Subsidiaries not to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) sell, lease, transfer, mortgage, pledge, encumber or otherwise dispose of any of its assets, (iii) take any action which would impair or otherwise be inconsistent with the obligations of Seller, Target and its Subsidiaries under this Agreement and the Ancillary Agreements, (iv) change rate plans (or institute new rate plans), sales commission, rates or subscriber equipment subsidies, (v) change or modify in any respect any roaming rates, or (vi) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above. Seller will cause Target to transfer to Buyer all of the Licensee Shares at the Closing, or, at the request of Buyer and at Buyer's sole expense, Seller will cause each of Target and Licensee to merge with and into

Buyer or its designee at the Closing. Seller will cause the Target and its Subsidiaries to pay all of their respective debts and obligations current prior to the Closing from cash on hand and, with respect to obligations incurred in accordance with the Initial Budget attached to the Management Agreement (as it may be amended from time to time), from funds to be loaned by Buyer pursuant to the Working Capital Facility. Except for those expenses incurred in accordance with the Initial Budget attached to the Management Agreement (as it may be amended from time to time) during the period from the date of this Agreement until January 23, 1999, which expenses shall be paid from funds provided by Buyer pursuant to the Working Capital Facility, Seller shall first expend all but $200,000 of Seller's and Target's approximately $5.0 million cash on hand at the date of this Agreement to satisfy the cash requirements of Seller and its Subsidiaries, but, except as otherwise approved by Buyer, solely in accordance with the Initial Budget attached to the Management Agreement (as it may be amended from time to time), prior to making any further borrowings under the Working Capital Facility. None of the foregoing provisions in this Section 5(c), however, shall require the stockholders of the Seller to provide additional capital or loans to Seller or any of its Subsidiaries. Notwithstanding the foregoing, prior to the Closing, Seller will cause Target to satisfy in full or eliminate in their entirety all severance obligations of Target and its Subsidiaries to employees and consultants which are owed or may become owing in the future pursuant to arrangements in existence as of the Closing Date.

        (d) Preservation of Business. The Seller will cause each of the Target and its Subsidiaries to keep its business and properties in good operating condition and repair, including its present operations, physical facilities, working conditions, and relationships with lenders, lessors, licensers, suppliers, customers, and employees (to the extent applicable, from cash on hand and, with respect to obligations incurred in accordance with the Initial Budget attached to the Management Agreement (as it may be amended from time to time), from funds loaned by Buyer pursuant to the Working Capital Facility). Seller shall cause the Target and its Subsidiaries to maintain the FCC Licenses free and clear of all liens and encumbrances (other than Permitted Liens), including without limitation, the timely payment of all amounts due to the FCC in respect of the FCC Licenses prior to the date on which such payments would be deemed by the FCC to be in default, from cash on hand and, with respect to obligations incurred in accordance with the Initial Budget attached to the Management Agreement, from funds loaned by Buyer pursuant to the Working Capital Facility. None of the Seller and its Affiliates will take any action that would cause the FCC or any other governmental authority to institute proceedings regarding Licensee's qualifications to be the licensee for the Business or take any other action that would result in the Target or its Subsidiaries being in noncompliance with any FCC law, rule or regulation that would impair Licensee's qualifications to be the holder of the FCC Licenses. Nothing in this Section 5(d), however, shall require the stockholders of the Seller to provide additional capital or loans to Seller or any of its Subsidiaries. Prior to the Closing, the Seller may continue to operate its Houston, Texas office, provided that the total costs of operating such office, including the salaries, bonus and benefits of the employees working at such office, shall not exceed $50,000 per month, unless otherwise agreed to by Buyer and Seller.

        (e) Full Access. The Seller will permit, and the Seller will cause each of the Target and its Subsidiaries to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target and its

Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Seller, Target and its Subsidiaries.

        (f) Notice of Developments. Each of the Seller, Chase and McDugald will give prompt written notice to the Buyer of any development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any development causing a breach of any of his or its own representations and warranties in Section 3 above. Except as otherwise provided herein, no disclosure by any Party pursuant to this
Section 5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

        (g) Exclusivity. Until the occurrence of a Seller Termination Event (as defined in Section 10(a) below): (i) Each of the Seller, Chase and McDugald will not (and the Seller will cause each of the Target and its Subsidiaries not to)
(A) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, any of the Seller, or Target and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) (a "Sale") or (B) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing; (ii) the Seller will not vote its Target Shares, and will cause Target not to vote its Licensee Shares, in favor of any such acquisition structured as a merger, consolidation, or share exchange; and (iii) the Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, which notice shall include the identity of the Person making the proposal, offer, inquiry or contact, and a summary of the principal terms thereof. If a Seller Termination Event occurs, the foregoing exclusivity provisions of this Section 5(g) shall no longer apply. During the period from the Seller Termination Event until the earlier of the Closing or the termination of this Agreement, Seller hereby grants to Buyer a right of first refusal in respect of the Assets of the Business. During this period, in the event Seller proposes to enter into a Sale of the Assets of the Business in an arms' length, bona fide transaction, Seller shall deliver notice to Buyer of Seller's intent to sell the Assets to a third party, offering to sell the Assets to Buyer on identical terms and conditions as those to be paid by the proposed third-party purchaser (the "Offer Notice"). The Offer Notice shall describe the terms and conditions of the proposed Sale in reasonable detail. In the event Buyer desires to purchase the Assets of the Business, it shall so notify Seller not later than fourteen (14) days following its receipt of the Offer Notice, and upon the giving of such notice, Seller shall be obligated to sell, and Buyer shall be obligated to purchase, the Assets on the terms and conditions set forth in the Offer Notice. In the event Buyer does not elect to purchase the Assets on the terms and conditions specified in the Offer Notice, Seller may then sell the Assets to the third party offeror, on terms no less favorable than the terms set forth in the Offer Notice. If Seller has not entered into definitive contracts for such Sale and filed long-form applications with the FCC seeking approval of the change in control of the FCC Licenses pursuant to such Sale with sixty (60) days following the expiration of such 14-day period, then any Sale of the Assets would again be subject to the right of first refusal provided in this Section 5(g). Seller shall notify Buyer immediately if any definitive contracts for a Sale are executed.

        (h) Certain Deliveries. Not later than January 4, 1999, Seller, Chase and McDugald shall deliver to Buyer Annex I and the Disclosure Schedule, and Buyer shall deliver to Seller Annex II, except that Seller, Chase and McDugald shall provide the disclosures in the Disclosure Schedule related to Section 4(k)(vii) of the Disclosure Schedule not later than January 15, 1999. Not later than five (5) business days after the presentation for execution thereof by Buyer, Seller and Target shall execute and deliver a customary subordinated pledge and security agreement, in form and substance reasonably satisfactory to Buyer, and such other documents, financing statements and other instruments as Buyer may reasonably request, providing for a second priority perfected security interest in all of the Assets (including Target Shares and Licensee Shares) of each of Seller and Target, in order to secure the prompt payment, compliance and performance by Seller and Target of their respective obligations under this Agreement and the Ancillary Agreements (collectively, the "Subordinated Security Agreement").

        6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

        (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, stock books, minute books, records (including Tax records), agreements, and financial data of any sort relating to the Business, to the Target and its Subsidiaries, and to any other Assets transferred to Buyer hereunder.

        (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Target and its Subsidiaries, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

        (c) Transition. None of the Seller or any of its Affiliates will take any action that is designed or intended to have the effect of discouraging any lender, lessor, licensor, customer, supplier, or other business associate of any of the Target and its Subsidiaries from maintaining the same business relationships with the Target and its Subsidiaries after the Closing as it maintained with the Target and its Subsidiaries prior to the Closing. Each of the Seller and its Affiliates will refer all customer inquiries relating to the Business to the Buyer from and after the Closing.

        (d) Confidentiality. Each of the Seller, Chase and McDugald will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Seller, Chase or McDugald is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such person will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Seller, Chase or McDugald is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such person may disclose the Confidential Information to the tribunal; provided, however, that the disclosing person shall use his or its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

        (e) Covenant Not to Compete. For a period of three (3) years from and after the Closing Date, neither Seller, nor any of Chase or McDugald or such individuals' respective Affiliates, will engage directly or indirectly in any business that competes with the business of Buyer and its Affiliates; provided, however, that nothing in this Section 6(e) shall prohibit Chase and McDugald from acting as agents for a local exchange carrier ("LEC") outside of the State of Tennessee with respect to any business conducted by such carrier outside of the State of Tennessee. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

        (f) Warrants. (i) The Warrants (and, with respect to the first two sentences only, each share of stock issued upon exercise of a Warrant) will be imprinted with a legend substantially in the following form:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SAID SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. SAID SECURITIES MAY NOT BE TRANSFERRED WITHOUT THE CONSENT OF LEAP WIRELESS INTERNATIONAL, INC., IN ITS SOLE AND ABSOLUTE DISCRETION."

               (ii) Warrant may not be transferred by Seller, whether in connection with a dividend, distribution or dissolution of Seller or otherwise, without the prior written consent of Buyer, in its sole and absolute discretion. In the event of transfer, each holder desiring to transfer a Warrant (or share of stock issued upon exercise of a Warrant) first must furnish the Buyer with (A) a written legal opinion in form and substance reasonably satisfactory to the Buyer to the effect that the holder may transfer the Warrant or underlying shares, as applicable, as desired without registration under the Securities Act and (B) a written undertaking executed by the desired transferee reasonably satisfactory to the Buyer in form and substance agreeing to be bound by the restrictions on transfer contained herein and in the Warrant Agreement.

               (iii) The Parties understand that the Warrants to be issued at the Closing will be issued by CCI or another entity through which Buyer intends, at the time of the Closing, to implement the Cricket Business Plan on a nationwide basis (the "Warrant Issuer"); provided, however, that the Parties acknowledge that the FCC may require that the FCC licenses and network used in the Cricket Business reside in an entity other than the Warrant Issuer. In the event the Buyer's intent changes in the future, which it may at Buyer's sole discretion, and Buyer determines to implement all or a portion of the nationwide Cricket Business Plan through another entity (other than with respect to the FCC Licenses and network used in the Cricket Business), or through one or more additional entities (each such entity, a "Future Cricket Entity"), then, at the time of such determination, Buyer shall, subject to an available exemption from registration under applicable securities laws, cause each such Future Cricket Entity to issue to Seller a warrant, having substantially the same terms as the Warrant (including exercise price and actual termination date), to purchase one percent (1%) (or the then-current percentage interest in the Warrant Issuer represented by the Warrant) of the outstanding common stock of such Future Cricket Entity. If, at the time of issuance of such new warrants, the Warrant Issuer is no longer the entity through which Buyer intends to implement any portion of the nationwide Cricket Business Plan, Seller agrees to surrender the Warrant to Buyer for cancellation in exchange for such newly issued warrant(s). All of the provisions of this Agreement and any Ancillary Agreement which pertain to the Warrants, including this
        Section 6(f) and the set-off provisions of Section 8(f), shall apply to such newly issued warrant(s).

        (g) Continuation of Seller Until at least ninety (90) days following the Earnout Payment Date, each of Seller, Chase and McDugald agree to maintain Seller's separate corporate existence and to not commence any proceedings relating to the liquidation, dissolution or winding-up of Seller.

        (h) Certain Matters Relating to the Earnout.

                (i) Final Statement. Not later than the Earnout Payment Date, Buyer shall deliver to Seller (A) the Earnout Amount and (B) at Buyer's expense, a written statement (the "Final Statement") setting forth the calculation of the Earnout Amount (including, without limitation, the calculation of Target Earnings). Such payment shall not prejudice Seller's rights to dispute the amount of the Earnout Amount as provided in Section 6(h)(ii) below. Together with the Final Statement, Buyer shall deliver to Seller copies of financial statements of Buyer and, separately, the Cricket Business (including an audited balance sheet, statement of operations, statement of cash flows and related financial data).

                (ii)  Dispute Resolution Regarding Accounting Matters.

                      (A) This Section 6(h)(ii) shall provide the exclusive
               means for disputing the contents of the Final Statement. The Final Statement shall be prepared based on the books and records of the Cricket Business.

                      (B) The amount calculated by Buyer in the Final Statement
               shall be conclusive and binding on all interested parties, unless within thirty (30) days after receipt of the Final Statement, Seller shall, by written notice to Buyer, object to the Final Statement. Seller shall deliver its written notice of its objection (the "Objection Notice") to Buyer: (i) objecting in good faith to the contents of the Final Statement; (ii) setting forth the items being disputed and the reasons therefor; and
               (iii) specifying Seller's calculation of the items in the Final Statement.

                      (C) For thirty (30) days after delivery of the Objection
               Notice, Buyer and Seller shall attempt to resolve all disputes between them regarding the Final Statement. If Buyer and Seller cannot resolve all such disputes within such thirty (30) day period, the matters in dispute shall be determined by a nationally-recognized independent certified public accounting firm (the "Arbiter") mutually satisfactory to Buyer and Seller which (unless otherwise agreed by the Parties) does not provide service to, or have a material relationship with any of Buyer, Seller, or their respective affiliates. Should Buyer and Seller fail to agree on the identity of the Arbiter within an additional ten (10) day period, the Arbiter shall be a nationally-recognized independent certified public accounting firm selected by the San Diego office of the American Arbitration Association. Promptly, but not later than thirty (30) days after the acceptance of its appointment, the Arbiter shall determine (based solely on presentations by Seller and Buyer to the Arbiter and not by independent investigation of the underlying facts and circumstances presented by the parties) only those items in dispute and shall render a report as to its resolution of such items and the resulting calculation of the items in a Final Statement. The amounts to be included shall be the appropriate amounts from the Final Statement, as to items that are not in dispute, and the amounts determined by the Arbiter, as to items that are submitted for resolution by the Arbiter. Buyer and Seller shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon Buyer and Seller. In connection with the resolution of any such dispute, subject to the execution and delivery of customary confidentiality agreements regarding the information disclosed, Seller and its legal and accounting advisers will have reasonable access to the books and records of the Cricket Business to enable Seller to verify the calculation of the Earnout Amount.

                      (D) The party whose calculation of the Earnout Amount set
               forth in the Final Statement or Objection Notice, as applicable, is closest to the amount set forth in the Final Statement issued by the Arbiter shall be deemed the "prevailing party." The non-prevailing party shall bear the fees and expenses of the Arbiter and the legal, accounting and other professional fees and expenses incurred by the prevailing party in connection with the resolution of disputes under this Section 6(h)(ii).

                      (E) Within thirty (30) days after resolution of an
               Objection Notice regarding a Final Statement, Buyer shall pay Seller by wire transfer of immediately available funds any payment due Seller arising from such resolution.

                      (F) Nothing in this Section 6(h)(ii) or in the Final
               Statements, reports or documents contemplated hereby shall affect the parties' rights and obligations in respect of a breach or alleged breach of any representation, warranty or covenant herein.

                (iii) Conduct of Business. Buyer shall act in good faith with respect to the operation of the Cricket Business during the Earnout Period, in a manner intended to maximize the long-term value of the Cricket Business. Notwithstanding the foregoing, nothing in this Agreement or otherwise shall prohibit Buyer from discontinuing, liquidating, dissolving or winding up the Cricket Business, in whole or in part, at any time in its sole discretion. Buyer will not enter into any sale of the Cricket Business (whether by sale of equity interests, merger, consolidation or sale of all or substantially all of the assets of the Cricket Business), unless Buyer retains the obligations to timely pay the Earnout Amount or the purchaser of the Cricket Business assumes all of Buyer's obligations with respect to the payment of the Earnout Amount under Section 2(b)(iv) and this Section 6(h). Upon consummation of such transfer (including the assumption referred to in the preceding sentence), Buyer will have no further liability to Seller in respect of all matters arising from or relating to the payment of the Earnout Amount; provided, that Buyer has a good faith belief at the time of such transfer that the transferee is capable of performing the assumed obligations with respect to the Earnout. In the event of any such transfer and any subsequent transfer, the provisions of this
         Section 6(h) shall apply to and inure to the benefit of such transferee and any subsequent transferee.

        (i) Distribution of Proceeds.

        Except for the Warrants, the proceeds received by Seller pursuant to
Section 2(b) above shall be distributed among the Seller's stockholders in the manner indicated in Exhibit G attached hereto.

        7.  Conditions to Obligation to Close.

        (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except as a result of changes in Seller's Business directly attributable to the implementation of the Initial Budget attached to the Management Agreement or as a result of any actions taken by Seller at the specific recommendation of Buyer or by Buyer pursuant to the Management Agreement;

                (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, including, if so requested by Buyer and at Buyer's sole expense, causing each of Target and Licensee to merge with and into Buyer or its designee at the Closing;

                (iii) the Seller, Target and its Subsidiaries shall have procured all of the material third party consents specified in Section 5(b) above;

                (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and the Licensee Shares and to control the Target and its Subsidiaries, or (D) affect adversely the right of any of the Target and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects; provided, that Seller must certify with respect to clause (iv) above only as to actions, suits or proceedings against Chase, McDugald, Seller, Target or any Subsidiaries;

                (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, the Target, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii),
         Section 3(b)(ii), and Section 4(c) above;

                (vii) the relevant parties shall have entered into the Ancillary Agreements and the same shall be in full force and effect;

                (viii) the Buyer shall have received from counsel to the Seller, Chase and McDugald an opinion in form and substance reasonably satisfactory to Buyer's counsel, addressed to the Buyer, and dated as of the Closing Date, except such opinion will not need to address the absence of conflicts of this Agreement and the Ancillary Agreements with any agreements, instruments, notes, etc. to which Chase or McDugald are parties and which relate specifically to their personal and commercial affairs unrelated to the Business;

                (ix) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target and its Subsidiaries;

                (x) there shall not have been any material adverse change in the business, Assets, Liabilities, condition (financial or otherwise), operations, results of operations, or future prospects of Target or any of its Subsidiaries since the Balance Sheet Date, except for changes in Seller's Business directly attributable to the implementation of the Initial Budget attached to the Management Agreement or as a result of any actions taken by Seller at the specific recommendation of Buyer or by Buyer pursuant to the Management Agreement;

                (xi) no event of default shall have occurred under the Management Agreement, the Trademark License, the Non-Circumvention Agreement, the Subordinated Security Agreement or the Guarantees by any party to such agreements (other than the Buyer);

                (xii) the FCC shall have consented to and approved the change in control of Target and its Subsidiaries (including Licensee) from the Seller to the Buyer, and the application therefor shall have been approved in substantially the form submitted by the parties, with the Buyer deemed qualified to hold C-Block PCS licenses pursuant to Section
         24.709 of the FCC's C-Block regulations and eligible for installment financing and bidding credits as a "very small business" under Section
         24.720 of the FCC's C-Block regulations, and such consent and approval shall have become a Final Order of the FCC;

                (xiii) the QUALCOMM Amendment and the QUALCOMM Waiver (as such terms are defined in Section 10(a) below) shall be in full force and effect and no party (other than Buyer) shall be in breach thereof;

                (xiv) Seller shall have furnished to the Buyer documentation reasonably satisfactory to the Buyer evidencing that all employee severance obligations of Target and its Subsidiaries owing or which may become owing in the future have been paid in full or eliminated;

                (xv) Seller shall have executed, or caused to be executed, and delivered to Buyer all forms and other documents required from Seller, Target and Licensee to enable Buyer to make the Section 338(h)(10) Election pursuant to Section 9(a) hereof; and

                (xvi) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

        (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects; provided, that Buyer must certify with respect to clause (iii) above only as to actions, suits and proceedings against Buyer;

                (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, the Target, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii),
         Section 3(b)(ii), and Section 4(c) above, including FCC consent and approval;

                (vi) the Warrant Issuer shall have issued the Warrants and Buyer shall have executed and delivered the Consulting Agreements, and the same shall be in full force and effect;

                (vii) Mr. Anthony Chase shall have been appointed as a member of the Board of Directors of Cricket Communications, Inc.;

                (viii) the QUALCOMM Waiver (as defined in Section 10(a) below) shall be in full force and effect and no party (other than Seller, Target or Licensee) shall be in breach thereof, and QUALCOMM shall have delivered to Seller all of its outstanding warrants to purchase Seller's Common Stock, endorsed in blank or accompanied by executed assignment documents;

                (ix) the Guarantees shall have been terminated and released, and Seller shall have been released from its guarantees of the Management Agreement and the Trademark License;

                (x) the Seller shall have received from counsel to the Buyer an opinion in form and substance reasonably satisfactory to Seller's counsel, addressed to the Seller, and dated as of the Closing Date; and

                (xi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

        8.  Remedies for Breaches of This Agreement.

        (a) Survival of Representations and Warranties.

        All of the representations and warranties of the Parties contained in Sections 3(a)(iii)-(iv); Sections 3(b)(iii)-(iv); and Sections 4(c), (d),
(g)-(j), (l)-(u), (w), (y) and (aa) above, shall survive the Closing hereunder (even if the other Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and shall continue in full force and effect until the eighteen (18) month anniversary of the Closing Date. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Seller, Chase and McDugald contained in Section 4(a), (b), (e), (f), (k), (v), (x) and (z) above) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter, except that Sections 4(k) and (v) shall survive only until the expiration of the applicable statutes of limitations.

        (b) Indemnification Provisions for Benefit of the Buyer.

                (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained herein and, if there is an applicable survival period pursuant to Section 8(a) above and the Buyer makes a written claim against Seller within such period, then the Seller agrees to indemnify the Buyer and its directors, officers, stockholders, agents, successors and assigns from and against the entirety of any Adverse Consequences any such person may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                (ii) In the event either of Chase or McDugald breaches (or in the event any third party alleges facts that, if true, would mean Chase or McDugald has breached) any of his representations, warranties, and covenants contained herein or if Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its covenants contained in Sections 6, 9 or 11 hereof, and, if there is an applicable survival period pursuant to Section 8(a) above and the Buyer makes a written claim against Chase and McDugald within such period, then each of Chase and McDugald jointly and severally agrees to indemnify the Buyer and its directors, officers, stockholders, agents, successors and assigns from and against the entirety of any Adverse Consequences any such person may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                (iii) Each of the Seller, Chase and McDugald agrees to indemnify each of the Buyer and its directors, officers, stockholders, agents, successors and assigns from and against the entirety of any Adverse Consequences any such person may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Seller, Target and their respective Subsidiaries for any Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9(c)) to the portion of such period beginning before and ending on the Closing Date).

                (iv) Seller agrees to indemnify the Buyer and its directors, officers, stockholders, agents, successors and assigns from and against the entirety of any Adverse Consequences any such person may suffer resulting from, arising out of, relating to, in the nature of, or caused by facts, events, circumstances or conditions existing as of or prior to the Closing; except for: (A) those Liabilities accruing, arising out of, or relating to events or occurrences on or after the Closing Date under the executory portion of (1) any contract set forth on Section 4(p) of the Disclosure Schedule or (2) any leases set forth on Section 4(l)(ii) of the Disclosure Schedule; (B) any indebtedness which is scheduled for repayment after the Closing under the FCC Licenses, Working Capital Facility and the QUALCOMM Agreements; and (C) any obligations incurred as a result of actions taken by Seller at the specific recommendation of Buyer or by Buyer pursuant to the Management Agreement.

                (v) The Seller will have no obligations to Buyer following the Closing under Section 8(b)(i) for breaches of representations and warranties or under Section 8(b)(iv) until the aggregate amount of all Adverse Consequences suffered by Buyer exceeds $100,000 (One Hundred Thousand U.S. Dollars), at which time Seller will be liable for the full amount of all Adverse Consequences (including accrued interest) including the first $100,000. Neither Chase nor McDugald will have any obligations to Buyer following the Closing under Section 8(b)(ii) for breaches of their representations and warranties until the aggregate amount of all Adverse Consequences suffered by Buyer exceeds $500,000 (Five Hundred Thousand U.S. Dollars), at which time Chase and McDugald will be liable for the full amount of all Adverse Consequences (including accrued interest) including the first $500,000.

        (c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, then the Buyer agrees to indemnify the Seller and its directors, officers, stockholders, agents, successors and assigns from and against the entirety of any Adverse Consequences any such person may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

        (d)    Matters Involving Third Parties.

                (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith),

         (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and
         (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

        (e) Characterization of Indemnification Payments. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

        (f) Buyer's Right of Offset. Notwithstanding any provision of this Agreement to the contrary, at the Closing the Buyer may withhold and set off against the $6.3 million payable under Section 2(b), any amount as to which Seller is obligated to indemnify Buyer pursuant to this Section 8 (including accrued interest) by notifying Seller that the Buyer is, in good faith, reducing the cash payable by the amount of such set-off, and any such set-off shall not otherwise alter or affect Seller's obligations to close the transactions under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Buyer may withhold and set off against the Earnout Amount payable under
Section 2(b) and any other amounts otherwise due Seller, any amount as to which Seller is obligated to indemnify Buyer pursuant to this Section 8 (including accrued interest) by notifying Seller that the Buyer is, in good faith, reducing the Earnout Amount by the amount of each such set-off. In addition, at such time as Seller (or the holder of the Warrants) seeks to exercise any Warrants by written notice to Buyer, then Buyer may in its sole discretion cancel and set off any of the Warrants which the Seller or other holder thereof seeks to exercise, in satisfaction of any amount as to which Seller is obligated to indemnify Buyer pursuant to this Section 8 (including accrued interest) by notifying the Seller or such other holder that the Buyer is, in good faith, canceling some or all of the Warrants in order to satisfy the amount of such set-off; provided, that this right of set-off may not be exercised if at such time Seller or such other holder satisfies such indemnity claim (including accrued interest) in full and in cash. For purposes of this Section 8(f), each Warrant so canceled shall be attributed a value equal to the difference between the Fair Market Value (as defined in the Warrant) per share of stock underlying such Warrant and the Exercise Price per share under such Warrant. Furthermore, any indebtedness to the Buyer of Chase or McDugald in respect of their obligations under this Section 8 shall be satisfied first through the cancellation or reduction, as applicable, of the remaining term of such person's Consulting Agreement, with the consulting fee otherwise payable for the canceled term applied in satisfaction, in whole or in part, of such indebtedness.

        (g) Other Indemnification Provisions. If any Party hereto seeks indemnification under this Section 8, such Party shall notify the other Parties in writing of the facts and circumstances giving rise to the claim. If any Party shall fail to pay the full amounts payable in respect of its obligations under this Section 8 within five (5) business days of delivery of written demand for the payment thereof, then such amounts shall accrue interest from and after the end of such five--business day period until paid in full, compounded quarterly, at a rate per annum equal to the Prime Rate (as published in the Wall Street Journal, Western Edition on the first business day of each such quarter) plus 3 1/2% (three and one half percent). Except in the case of fraud or willful breach or pursuant to the enforcement of the Guarantees, the foregoing indemnification provisions are intended to be the sole remedy of the parties for any breach of a representation, warranty, or covenant hereunder. Each of the Seller, Chase and McDugald hereby agrees that he or it will not make any claim for indemnification against any of the Target and its Subsidiaries by reason of the fact that he or it was a director, officer, employee, stockholder or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

        9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

        (a) Section 338(h)(10) Election. The Seller agrees, if so requested by the Buyer within six (6) months after the Closing in writing, to join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the Target and Licensee hereunder. Seller shall execute, or cause to be executed, and delivered to Buyer at the Closing all forms and other documents required from Seller, Target and Licensee to enable Buyer to make the Section 338(h)(10) Election and shall, after the Closing, cooperate in all reasonable respects with Buyer, Target and Licensee to effectuate the Section 338(h)(10) Election. Seller will pay, within fifteen (15) days after written demand by any of Buyer, Target or Licensee, any Tax, including any liability of Target and/or Licensee for Taxes, resulting directly or indirectly from the making of the
Section 338(h)(10) Election and will indemnify each of the Buyer, Target and Licensee against any Adverse Consequences arising out of any failure to pay such Tax; provided, however, that Buyer shall pay or shall cause Target and Licensee to pay the income taxes as they come due which Seller, Target and Licensee may owe the U.S. Federal Government and the State of Tennessee as a result of the
Section 338(h)(10) Election to the extent such income taxes, in the aggregate, exceed the amount of such income taxes that would have been owing, in the aggregate, by Seller, Target and Licensee as a result of the acquisition of the Target Shares and the Licensee Shares by Buyer pursuant hereto had the Section 338(h)(10) Election not been made. In the event Buyer requests Seller to join in the making of the Section 338(h)(10) Election pursuant hereto, Buyer shall, within sixty (60) days thereafter, prepare an allocation of the modified ADSP (as such term is defined in Treasury Regulations Section 1.338(h)(10)-1) paid with respect to the Target and its Subsidiaries among the assets of the Target and its Subsidiaries in accordance with the applicable Treasury Regulations and provide the allocation to Seller. Such allocation shall be the "Target Price Allocation" and shall be binding on the parties hereto unless Seller shall, within 10 days of delivery to Seller of the Target Price Allocation, conclude in good faith that the Target Price Allocation is manifestly unreasonable. If Seller concludes in good faith that the Target Price Allocation is manifestly unreasonable, the parties shall submit the issue for binding arbitration in accordance with Section 11(p). If the arbitrator concludes that the Target Price Allocation is manifestly unreasonable, the parties shall engage, at Buyer's expense, a mutually acceptable "Big 5" accounting firm which does not otherwise provide services to any of the Parties hereunder, who shall perform the allocation in accordance with the applicable Treasury Regulations, which final Target Price Allocation shall be conclusive and binding on the parties. Seller and Buyer agree to act in accordance with the Target Price Allocation in the preparation, filing and audit of any Tax Return.

        (b) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Target and its Subsidiaries. Buyer shall permit Target and its Subsidiaries to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller shall reimburse Buyer for Taxes of the Target and its Subsidiaries with respect to such periods within fifteen (15) days after payment by Buyer or the Target and its Subsidiaries of such Taxes.

        (c) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Target and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Target and its Subsidiaries.

        (d)    Cooperation on Tax Matters.

                (i) Buyer, the Target and its Subsidiaries and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Target and its Subsidiaries and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Target and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Target and its Subsidiaries or Seller, as the case may be, shall allow the other party to take possession of such books and records.

                (ii) Buyer and Seller further agree, upon written request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby) as soon as reasonably possible after the written request.

                (iii) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

        (e) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Target and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Target and its Subsidiaries shall not be bound thereby or have any liability thereunder.

        (f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

        (g) No Election Under Treas. Reg. Section 1.1502-76(b). Seller shall not file or cause to be filed an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) (or any state or local counterpart or equivalent thereof) for its taxable year which includes or ends on the Closing Date without Buyer's written consent (which may be granted or withheld in Buyer's sole and absolute discretion).

        10. Termination.

        (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                (ii) the Buyer may terminate this Agreement by giving written notice to the other Parties on or before the 30th day following the date of this Agreement if the Buyer is not satisfied in its sole discretion, with the results of its continuing business, legal, and accounting due diligence regarding Seller, the Target and its Subsidiaries;

                (iii) the Buyer may terminate this Agreement by giving written notice to the Parties at any time prior to the Closing: (A) in the event the Disclosure Schedule Supplement delivered by Chase and McDugald to Buyer discloses facts which constitute a material breach of any representation and warranty by Seller set forth in Section 4 hereof; (B) in the event that any Buyer Termination Event (as defined below) has occurred, and the Buyer Termination Event has continued without cure for a period of 30 days (or seven (7) days in the case of a breach of Section 5(h) after the notice thereof from Buyer to Seller); (C) if the Closing shall not have occurred on or before the second (2nd) anniversary of the date of this Agreement, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); or (D) if the failure of any condition precedent under Section 7(a) hereof results from the failure by the FCC to consent to the transactions contemplated hereby, such time as Buyer has abandoned in good faith its efforts to obtain such approvals;

                (iv) the Buyer may terminate this Agreement by giving written notice to the Parties at any time: (A) on or prior to January 16, 1999, if the Buyer's Board of Directors fails to approve this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby; or (B) on or prior to January 23, 1999, if Buyer and QUALCOMM Incorporated have not agreed on the form of amendment to the Credit Agreement, which is in form and substance satisfactory to Buyer in its sole discretion (the "QUALCOMM Amendment");

                (v) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing: (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and the breach has continued without cure for a period of 30 days after the notice of breach from Seller to Buyer; or (B) if the Closing shall not have occurred on or before the second (2nd) anniversary of the date of this Agreement, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Seller, Chase or McDugald breaching any representation, warranty, or covenant contained in this Agreement) and, if such failure is the result of the failure by the FCC to consent to the transactions contemplated hereby, Buyer has abandoned its good faith efforts to obtain such approvals;

                (vi) the Seller may terminate this Agreement by giving written notice to the Buyer prior to the Closing at any time: (A) after January 17, 1999 if Buyer's Board of Directors has not approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; (B) after January 23, 1999 if QUALCOMM Incorporated has not executed a commitment letter regarding: a waiver of Target's covenant under Section 5.1(m) of the Credit Agreement to have received certain additional capital not later than April 15, 1999; the release by QUALCOMM at the Closing of the Seller's obligations under the QUALCOMM Agreements; the release by QUALCOMM at the Closing of all subordination agreements entered into with respect to the obligations of Seller in connection with the Credit Agreement; the contribution by QUALCOMM to Seller at the Closing of its outstanding warrants to purchase Seller's Common Stock; and QUALCOMM's consent to the consummation of the transactions contemplated by this Agreement (the "QUALCOMM Waiver"); or (C) commencing 120 days after the occurrence of a Seller Termination Event (as defined below); and

                (vii) if Seller shall have, following a Seller Termination Event, entered into a definitive contract for a Sale in accordance with
         Section 5(g) hereof, this Agreement shall terminate at the time such definitive contract is entered into.

For purposes of this Section 10(a), "Buyer Termination Event" means: (1) Seller, Chase or McDugald has breached any material representation, warranty, or covenant contained in this Agreement in any material respect; (2) Seller or any of its Subsidiaries has failed to make any payments when due of any principal, interest, fees, lease rentals, or any and all other amounts owed, whether to Buyer or third parties; (3) Seller and its Subsidiaries have breached, or failed to continue to hold directly or indirectly free and clear of all liens and encumbrances (other than Permitted Liens), the FCC Licenses; (4) the occurrence of a Material Adverse Change, except as a result of changes in Seller's Business directly attributable to the implementation of the Initial Budget attached to the Management Agreement or as a result of any actions taken by Seller at the specific recommendation of Buyer or by Buyer pursuant to the Management Agreement; (5) Seller or any of its Subsidiaries have suffered a material lapse in the customary types and amounts of insurance coverage carried for the Business, (6) Seller or any of its Subsidiaries has defaulted on any of its outstanding indebtedness to the Buyer or third parties having a principal amount exceeding $250,000, whether as a result of the failure to pay money or otherwise; (7) Seller or any of its Subsidiaries becomes insolvent, or is unable to pay its debts as they become due, or makes an assignment for the benefit of creditors, or files a voluntary petition in bankruptcy, or suffers the filing of an involuntary petition in bankruptcy, or seeks protection from creditors under any state law provision, or becomes subject to the appointment of a trustee or receiver over its assets; (8) one or more judgments have been entered against Seller or any of its Subsidiaries involving an aggregate amount of greater than $250,000; or (9) Seller or any of its Subsidiaries has violated ERISA in any material respect.

For purposes of this Section 10(a), "Seller Termination Event" means: (1) an acceleration of the indebtedness under the QUALCOMM Agreements; (2) an acceleration of the indebtedness under the Working Capital Facility; (3) Buyer's failure to fund additional drawings under the Working Capital Facility in amounts necessary to pay timely Licensee's obligations under the FCC Debt (taking into account one 90-day late payment period per payment available from the FCC); or (4) Buyer's failure to fund additional drawings under the Working Capital Facility of at least $150,000 per month, less any revenues forecasted for collection during such month; provided, however, that no Seller Termination Event shall occur under clauses (3) or (4) above until Seller has expended for the benefit of Target and its Subsidiaries all but $200,000 of the approximately $5.0 million cash on hand at the date hereof, in accordance with the Initial Budget attached to the Management Agreement.

        (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

        11. Miscellaneous.

        (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

        (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

        (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer in its sole discretion. Buyer may assign this Agreement or any or all of its rights, interests and obligations hereunder in its sole discretion, including without limitation, the provisions contained in Section 6(h) and the indemnification rights contained in Section 8, and following such assignment, all references in this Agreement to Buyer shall be deemed to refer to such assignee.

        (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

if to the Seller:

                             Chase Telecommunications Holdings, Inc.
                             6420 Richmond Avenue, Suite 620
                             Houston, TX  77057
                             Attn.:  Richard W. McDugald
                             Fax:  713-782-0156

with a courtesy copy to:
                             Willkie Farr & Gallagher
                             787 Seventh Avenue
                             New York, New York 10019
                             Attn.: Bruce R. Kraus, Esq.
                             Telephone: (212) 728-8237
                             Facsimile: (212) 728-8111

if to the Buyer:

                             Leap Wireless International, Inc.
                             10307 Pacific Center Court
                             San Diego, California  92121-2779
                             Attention:  Legal Department
                             Telephone: (619) 882-6000
                             Facsimile: (619) 882-6040
with a courtesy copy to:
                             Latham & Watkins
                             701 "B" Street, Suite 2100
                             San Diego, California  92101
                             Attention:  Barry M. Clarkson, Esq.
                             Telephone: (619) 236-1234
                             Facsimile: (619) 696-7419



Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        (h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW

PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

        (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (k) Expenses Each of the Parties, the Target, and its Subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Each of the Seller, Chase and McDugald agrees that none of the pre-Closing Assets of Seller, Target and its Subsidiaries has borne or will, unless otherwise agreed by Buyer, bear any of Seller's legal fees, accounting fees and severance payments to employees incurred in connection with the negotiation and execution of this Agreement and the Ancillary Agreements and the closing of the transactions contemplated hereby and thereby and, to the extent they do, such amount may be set off against the $6.3 million payable pursuant to
Section 2(b) in accordance with the first sentence of Section 8(f) hereof.

        (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

        (m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement or any Ancillary Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and each Ancillary Agreement and to enforce specifically this Agreement or any Ancillary Agreement and the terms and provisions hereof and thereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

        (o) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN SAN DIEGO, CALIFORNIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN Section 10(H) ABOVE. NOTHING IN THIS Section 10(O), HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT OR TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

        (p) Dispute Resolution.

                (i) Negotiation. The Parties will attempt in good faith to resolve any claim or controversy arising out of or relating to the execution, interpretation, performance and enforceability of this Agreement (including without limitation, claims for indemnification under Section 8 hereof) or any Ancillary Agreement, promptly by negotiations between the parties.

                (ii) Arbitration. Any claim or controversy arising out of or relating to the execution, interpretation, performance and enforceability of this Agreement (including without limitation, claims for indemnification under Section 8 hereof) or any Ancillary Agreement, that cannot be resolved by mutual agreement of the Parties as set forth above shall be submitted to arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in San Diego, California, who shall have the powers to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The arbitration award shall be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof. It is expressly understood that the parties have chosen arbitration to avoid the time, burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. In particular, the parties expect that the arbitrator will limit discovery by controlling the amount of discovery that may be taken (e.g., the number of depositions or interrogatories) and by restricting the scope of discovery to only those matters clearly relevant to the dispute. It is further understood that any award of punitive damages by the arbitrator would be inconsistent with the commercial purposes of this Agreement and the Ancillary Agreements and the status of the Parties with respect to one another, and therefore, neither the arbitrator nor any other tribunal is authorized or empowered to award punitive damages in any proceeding based upon the Agreement or any Ancillary Agreement or the dealings hereby and thereby. Each party shall bear its own attorneys' fees and expenses in connection with any claim or cause of action brought under this Agreement or any Ancillary Agreement and any resolution of disputes under this Section 11(p).

                                      *****

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

          LEAP WIRELESS INTERNATIONAL, INC.


By:       /s/  Harvey P. White
          -------------------------------------------
Title:    Chairman, CEO
          -------------------------------------------


          CHASE TELECOMMUNICATIONS HOLDINGS, INC.


By:       /s/ Anthony R. Chase
          -------------------------------------------
Title:    CEO
          -------------------------------------------

By:       /s/  R. W. McDugald
          -------------------------------------------
Title:    EVP
          -------------------------------------------


          CHASE TELECOMMUNICATIONS, INC.


By:       /s/  Anthony R. Chase
          -------------------------------------------
Title:    CEO
          -------------------------------------------

By:       /s/  R. W. McDugald
          -------------------------------------------
Title:    EVP
          -------------------------------------------


          ANTHONY CHASE


By:       /s/ Anthony R. Chase
          -------------------------------------------
Title:
          -------------------------------------------


          RICHARD MCDUGALD


By:       /s/ Richard W. McDugald
          -------------------------------------------
Title:
          -------------------------------------------

LIST OF EXHIBITS:

Exhibit A--Forms of Consulting Agreements
Exhibit B--Description of FCC Licenses
Exhibit C--Forms of Guarantees
Exhibit D--Form of Management Agreement
Exhibit E--Form of Trademark License
Exhibit F--Form of Warrant
Exhibit G--Distribution Formula for Proceeds
Exhibit H--List of Excluded Assets
Exhibit I--Historical Financial Statements
Exhibit J--Description of FCC Debt

Annex I--Exceptions to the Seller's Representations and Warranties Concerning the Transaction

Annex II--Exceptions to the Buyer's Representations and Warranties Concerning the Transaction

Disclosure Schedule--Exceptions to Representations and Warranties Concerning the Target and Its Subsidiaries